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                                                                     EXHIBIT 3.3

             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                         EBANK FINANCIAL SERVICES, INC.

In accordance with Section 14-2-1006 of the Georgia Business Corporation Code, EBANK FINANCIAL SERVICES, INC., a Georgia corporation, hereby submits the following Articles of Amendment:

                                       1.

      The name of the Corporation is EBANK FINANCIAL SERVICES, INC.

                                       2.

      The first sentence of Article Two of the Articles of Incorporation of the Corporation is amended by deleting said sentence in its entirety and inserting in lieu thereof the following:

      "The Corporation shall have the authority, exercisable by its board of directors, to issue up to 15,000,000 shares of common stock, par value $.01 per share. "

                                       3.

      The foregoing amendment to the Articles of Incorporation of the Corporation was duly adopted on June 2, 2004.

                                       4.

      The foregoing amendment to the Articles of Incorporation of the Corporation was approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer on this 30th day of June, 2004.

                                          EBANK FINANCIAL SERVICES, INC.

                                          By: /s/  Wayne W. Byers
                                              ----------------------------------
                                          Name: Wayne W. Byers
                                          Title: Chief Financial Officer